UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2014

PROTEA BIOSCIENCES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51474	20-2903252
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

955 Hartman Run Road

Morgantown, West Virginia 26505

(Address of principal executive offices)(Zip Code)

(304) 292-2226

(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On May 21, 2014, Protea Biosciences Group, Inc. (the “Company”) entered into a Stock Purchase and Sale Agreement (the “SPA”) with Protea Biosciences, Inc., a wholly owned subsidiary of the Company (the “Protea Sub”), ProteaBio Europe SAS, a subsidiary of Protea Sub (“Protea Europe” and, together with the Company and Protea Sub, the “Sellers”), and AzurRx BioPharma, Inc. (the “Buyer” and, together with the Sellers, the “Parties”) pursuant to which the Buyer agreed to acquire 100% of the issued and outstanding capital stock of Protea Europe (the “Acquisition”) in exchange for the following consideration (collectively, the “Purchase Price”), which shall be payable to the Company:

(i)	$300,000 in cash (a portion of which may be payable by forgiving outstanding indebtedness of the Company owed to the Buyer);

(ii)	100 shares of Series A Preferred Stock (the “Preferred Stock”) of the Buyer that will be convertible into 33% of the issued and outstanding common stock of the Buyer following the Acquisition; and

(iii)	certain other contingent consideration to be paid upon the satisfaction of certain events, including (a) a one-time milestone payment of $2,000,000 due within (10) days of receipt of the first approval by the FDA of a New Drug Application or Biologics License Application for a Business Product (as such term is defined in the SPA); (b) royalty payments equal to 2.5% of net sales of Business Product up to $100,000,000 and $1.5% of net sales of Business Product in excess of $100,000,000 and (c) ten percent (10%) of the Transaction Value (as defined in the SPA) received in connection with a sale or transfer of the pharmaceutical development business of Protea Europe.

The closing of the Acquisition is subject to certain customary closing conditions, in addition to the following: (i) the assignment of all rights, assets, know-how and intellectual property rights in connection with program PR1101 and granted under that certain Joint Research and Development Agreement, by and among Protea Sub, Protea Europe and Laboratoires Mayoly Spindler SAS (“Mayoly”), dated March 22, 2010 (the “2010 Mayoly Agreement”); (ii) the signing of a Joint Development and License Agreement by between Protea Europe and Mayoly that will terminate and replace the 2010 Mayoly Agreement; and (iii) the assignment to the Buyer of all amounts, together with any right of reimbursement, due to Protea Sub in connection with outstanding shareholder loans.

Following the closing, in the event the Buyer has not raised gross proceeds from an equity or equity-linked financing (the “Buyer Financing”) of the Buyer of at least $2 million on or before the date that is 6 months following the date of the closing (“Reversion Date”), all funds the Buyer has raised in such financing through the Reversion Date will revert to the Company and the Preferred Stock issued to the Company will be forfeited (the “Reversion”). In the event of a Reversion, the Company will issue shares of its common stock to the Buyer equal to the total dollar amount raised by the Buyer through the Reversion Date plus the cash portion of the Purchase Price and the $300,000 option fee paid on March 27, 2014, at a per share price equal to the greater of $0.55 or the 20 day volume weighted average price of the Company’s common stock (the “Reversion Shares”).

Item 3.02     Unregistered Sales of Equity Securities.

The information described in Item 1.01 above is incorporated herein by reference. In the event of a Reversion, upon issuance, the Reversion Shares, will be issued pursuant to the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”), as a transaction by an issuer not involving a public offering, in which the Buyer acknowledged in writing that it is has had access to such information as it deemed necessary for an investment in the securities and that a legend will be placed on the certificate(s) representing the Reversion Shares indicating that such shares have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 28, 2014	PROTEA BIOSCIENCES GROUP, INC.

	By:	/s/ Stephen Turner
Stephen Turner Chief Executive Officer